SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Barington Capital Group, L.P.
888 Seventh Avenue
New York, New York 10019

October 9, 2006

Mr. Terry L. Haines
Chairman, President and Chief Executive Officer
A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333

Dear Mr. Haines:

We have been disappointed with the lack of progress that has been made since I joined the Board of Directors of A. Schulman, Inc. (the “Company”) almost a year ago. As you know, Barington Capital Group, L.P. represents a group of investors (the “Barington Group”) that collectively own approximately 9.8% of the outstanding shares of common stock of the Company.

We note, for instance, that the Company has failed to meet its contractual obligations to work with representatives of the Barington Group to create a mutually acceptable business plan (the “Business Plan”) by the end of January 2006 to improve the Company’s operations and profitability.1 According to the terms of the October 21, 2005 settlement agreement entered into between the Company and the Barington Group (the “Settlement Agreement”), the Business Plan is required to include measures to:

•	return the Company’s North American operations to pre-tax profitability;
•	reduce the Company’s effective income tax rates;
•	reduce the Company’s working capital;
•	reduce the Company’s selling, general and administrative expenses; and
•	improve the Company’s gross margins.

1

Section 7(b) of the Settlement Agreement provides that “[t]he Company and representatives of the Barington Group shall commence work on the Business Plan as soon as practicable, and the Business Plan shall be completed and adopted by the Board no later than 90 days from [October 21, 2005], and promptly thereafter implemented by the Company.” Section 7(c) of the Settlement Agreement provides that “[u]pon completion of the Business Plan, the Company shall issue a press release disclosing a summary of the Business Plan to the Company’s stockholders.”

The Barington Group is at a loss for an explanation as to why the Company has breached its obligations to put in place the Business Plan (which still remains uncompleted more than 8 months after the date it was required to be implemented) to address the significant issues that have troubled the Company in the past and continue to plague the Company today. Such issues include the following:

A.	Continued Operating Losses Within The North American Business Segment.

The Company’s North American business segment continues to accumulate operating losses, despite increases in revenues for the trailing twelve month period ended May 31, 2006. During the trailing twelve months ended May 31, 2006, the North American business segment accrued over $7 million in operating losses.[2] Moreover, the North American business segment has generated operating losses during four of the past five fiscal years, and continues to operate at a loss throughout the first nine months of Fiscal 2006. These losses, totaling more than $43 million since the beginning of Fiscal 2001 through the quarter ended May 31, 2006, cannot be offset against operating profits earned elsewhere in the Company due to their sustained nature, burdening the Company with an unfavorably high tax rate. Despite restructurings within this segment, including a reduction of roughly 30% in capacity, the Company’s management team has been unable to return this division to profitability.

B.	Poor Working Capital Management.

For the trailing twelve month period ended May 31, 2006, the Company’s working capital as a percentage of revenues was 30.4%, a level that is well more than double the 11.7% average of its closest public peers, Spartech Corporation and PolyOne Corporation, with working capital to revenue ratios of 10.3% and 13%, respectively. When the Barington Group brought this issue to the attention of the Company more than a year ago, working capital as a percentage of revenue stood at 28.3%, which leads us to believe that not only has the Board and the Company’s management team failed to address this issue, they have permitted it to worsen. We estimate that conservatively there is upwards of $150 million in working capital that could be eliminated through better management of inventory, payables and receivables.

C.	Excessive Selling, General and Administrative Costs.

Given the continued operating losses within the Company’s North American business segment, tighter cost controls are imperative if the Company hopes to return its business to profitability. However, the Company’s selling, general and administrative (SG&A) costs continue to escalate on an absolute basis, year after year. In fact, the Company’s SG&A costs as a percentage of sales were 9.4% for the trailing twelve month period ended May 31, 2006. This compares poorly to the significantly leaner operating cost structures at the Company’s closest public peers, Spartech and PolyOne, with SG&A to revenue ratios of 5.0% and 7.4%, respectively. Even more disturbing, however, is the fact that the SG&A expenses for the Company’s unprofitable North American business segment have been allowed to increase. For the trailing twelve month period ended May 31, 2006, SG&A expenses for the North American business segment climbed to $60,637,000, or 12.6% of segment revenues, a 5.9% increase over this segment’s SG&A expenses for the Fiscal year ended August 31, 2005.

2	Calculations of profitability and SG&A expenses contained in this letter exclude $3.3 million in option expenses, as disclosed in the Company’s Form 10-Q for the quarter ended May 31, 2006.

D.	Weak Gross Margins.

For the trailing twelve month period ended May 31, 2006, the Company’s gross margin was 13.8%, a level that is substantially below par for a specialty chemical business, where the industry average exceeds 25% for the comparable time period. In fact, the Company has historically generated gross margins greater than 18%, and we strongly believe that, with proper management, the Company should be able to achieve gross margins that exceed 20%. It is our belief that through better product procurement and the enforcement of a stricter sales discipline, gross margins could improve by more than 5% over a relatively short time horizon. Furthermore, additional gross margin improvement could be generated through a renewed emphasis on research and development focused on higher margin products in industries outside of the troubled automotive sector. Unfortunately, we have not seen the Company’s management team make any meaningful progress to date with respect to improving gross margins.

E.	Poor Profitability.

The previously outlined factors and disappointments have combined to generate profitability levels which we believe are best described as anemic. The EBITDA margin for the trailing twelve month period ended May 31, 2006 is 6.3% − yet another metric that falls well below the levels attained by the Company’s closest public peers, Spartech and PolyOne, who had EBITDA margins of 9.1% and 8.6%, respectively. Moreover, the Company’s EBITDA margin is less than half that of the specialty chemical industry average, which was approximately 13% for the comparable time period. The net income margin for the trailing twelve month period ended May 31, 2006 stands at just over 2%, also well below the average for specialty chemical companies for the comparable time period, and roughly one third of the 6% net income margins that the Company has historically generated.

As stockholders who own more than 2.8 million shares of common stock of the Company (substantially more than the number of shares beneficially owned by the entire Board of Directors and all executive officers of the Company (excluding myself), who have acquired shares primarily through grants of stock options and shares of restricted stock), the Barington Group finds it unacceptable that the Board has not compelled the Company’s management team to create and implement the Business Plan to address these issues and improve the operation and performance of the business.

We are deeply concerned by the Board’s lack of urgency. While management may tout recent improvements in the operating results of the Company, the Barington Group has seen few, if any, changes that have been made that will provide a lasting benefit to the business. Frankly, it is the belief of the Barington Group that recent improvements in the operating results of the Company have primarily been a result of improved conditions within the industry as a whole, which is cyclical in nature, and not as a result of specific changes made to the business of the Company. Regardless of whether or not you share our view, it is undeniable that there remains much work to be done to address these concerns, which we believe must be completed as soon as possible.

The Barington Group is also disappointed by the failure of the Company to comply with its contractual obligations in the Settlement Agreement to repurchase 8,750,000 shares of common stock of the Company pursuant to a self-tender offer. It is our belief that doing so would have significantly improved the Company’s capital structure to the benefit of the Company and its stockholders.

We are also dismayed by the Company’s track record in the area of corporate governance which leaves much to be desired. The Company has erected over time a fortress of anti-takeover defenses which facilitate the entrenchment of directors and, in our opinion, demonstrates a disregard for the interests of stockholders. These defenses include an unevenly staggered board of directors, a “poison pill” rights plan that was adopted without stockholder approval, “blank check” preferred stock and the ability of the Board to add directors without stockholder approval. While the Company made some improvements in this area in accordance with the Settlement Agreement the Barington Group entered into with the Company, it is our strong belief that such changes would not have occurred without our involvement.

Our view is supported by the fact that during the past year, after Robert Stefanko, the Company’s former Chairman, retired, the Board elected you as Chairman rather than appointing an independent Chairman as most independent proxy advisory firms and corporate governance advocacy groups would have recommended. We believe that our view is also supported by the fact that the Company has chosen to deny us our rights as stockholders under Delaware law by failing to respond to our September 22, 2006 request to inspect certain books, records and documents of the Company in order to enable us to investigate and communicate with the Company's stockholders regarding matters relating to our interests as stockholders. Delaware law requires a response to such a request within five business days, which the Company has apparently chosen to ignore.

It has become clear to us over the past year that the current composition of the Board − almost all of whom have social or business ties to yourself or the Akron community − has detracted from the implementation of measures that we believe are necessary to increase shareholder value and improve the operation and performance of the Company. We note that a majority of the members of the Board of Directors of A. Schulman, Inc. have presided over the Company for more than ten fiscal years. Over this time period, the Company’s profitability ratios have deteriorated, the Company’s North American business has turned unprofitable (and remains so), and the performance of the S&P 500 Index and the S&P 500 Specialty Chemicals Index have overwhelmingly outpaced the Company’s share price performance.3

3

For the fiscal years beginning September 1, 1995 through August 31, 2006, the Standard & Poor’s 500 Index generated returns of 178.5% and Standard & Poor’s 500 Specialty Chemicals Index generated returns of 120.5%, while the Company’s stock only appreciated 22.5%.

As a result of the track record of the Board, we lack confidence in the ability of the incumbent directors to improve shareholder value for the Company’s stockholders if left to their own devices. Therefore, in order to ensure that stockholder interests are preserved, please be advised that we intend to nominate four highly qualified individuals for election to the Board at the Company’s 2006 Annual Meeting of Stockholders.

Sincerely,

/s/ James A. Mitarotonda

James A. Mitarotonda

* * * * *

          Barington Companies Equity Partners, L.P. (“Barington”) intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2006 Annual Meeting of Shareholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

          The following persons, which have joined with Barington in filing a Statement on Schedule 13D with respect to the Company’s common stock, are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Starboard Value & Opportunity Fund, LLC, Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, Daniel B. Zwirn and Phillip D. Ashkettle.

          BARINGTON STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR PROXY@MACKENZIEPARTNERS.COM.

          INFORMATION REGARDING THE DIRECT OR INDIRECT INTERESTS OF CERTAIN PERSONS ANTICIPATED TO BE, OR WHO MAY BE DEEMED TO BE, PARTICIPANTS IN SUCH POTENTIAL PROXY SOLICITATION IS AS FOLLOWS:

          As of October 9, 2006, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 500,259 shares of Common Stock, representing approximately 1.74% of the shares of Common Stock presently outstanding based upon the 28,832,426 shares of Common Stock reported by the Company to be issued and outstanding as of June 30, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on July 7, 2006 (the “Issued and Outstanding Shares”).

          As of October 9, 2006, Barington Investments, L.P. beneficially owns 364,107 shares of Common Stock, constituting approximately 1.26% of the Issued and Outstanding Shares. As of October 9, 2006, Barington Companies Offshore Fund, Ltd. beneficially owns 672,300 shares of Common Stock, constituting approximately 2.33% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 864,366 shares, constituting approximately 3.00% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.74% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 2.33% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,536,666 shares, constituting approximately 5.33% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,536,666 shares of Common Stock, constituting approximately 5.33% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,536,666 shares of Common Stock. Mr. Mitarotonda, who is a director of the Company, also beneficially owns 2,000 restricted shares of Common Stock granted to him under the Company’s 2002 Equity Incentive Plan. As a result, Mr. Mitarotonda may be deemed to beneficially own an aggregate of 1,538,666 shares of Common Stock, constituting approximately 5.34% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting and dispositive power with respect to the 2,000 shares of restricted Common Stock beneficially owned by him.

          As of October 9, 2006, each of Starboard Value & Opportunity Fund, LLC and Parche, LLC beneficially own 978,916 and 186,454 shares of Common Stock, respectively, constituting approximately 3.40% and 0.65%, respectively, of the Issued and Outstanding Shares. As the managing member of Starboard Value & Opportunity Fund, LLC, and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 978,916 shares and the 186,454 shares owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

          As of October 9, 2006, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.04% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

          As of October 9, 2006, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 8,630 shares and 10,193 shares of Common Stock, respectively, constituting approximately 0.03% and 0.04%, respectively, of the Issued and Outstanding Shares. As of October 9, 2006, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 51,765 shares and 29,412 shares of Common Stock, respectively, constituting approximately 0.18% and 0.10%, respectively, of the Issued and Outstanding Shares.

          As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

          As of October 9, 2006, Phillip D. Ashkettle owns 9,000 shares of Common Stock, constituting approximately 0.03% of the Issued and Outstanding Shares.

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